Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-38995


PROSPECTUS

                                5,204,305 Shares

                                 PHYMATRIX CORP.

                                  Common Stock

                                  ------------


         This Prospectus relates to the resale of 5,204,305 shares of Common Stock, $.01 par value (the "Shares"), of PhyMatrix Corp., a Delaware corporation (the "Company"), which Shares are owned and may be offered and sold from time to time by certain persons and entities referred to herein as the "Selling Stockholders."

         The Shares may be offered from time to time by the Selling Stockholders in transactions on the Nasdaq National Market ("Nasdaq") or in privately-negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Specific information concerning the Selling Stockholders and their plan of distribution is set forth under "Selling Stockholders" and "Plan of Distribution."

         The Company will not receive any proceeds from the sale of the Shares. The Company is bearing certain expenses in connection with the registration of the Shares being offered and sold by the Selling Stockholders.

         Shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), are quoted on the Nasdaq under the symbol "PHMX." On January 13, 1998, the closing price reported for such shares on Nasdaq was $13.3125.


                                  ------------


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
          THE  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                                  ------------


                The date of this Prospectus is January 14, 1998.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                                  ------------


                              AVAILABLE INFORMATION

         The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act covering the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, and the exhibits and schedules thereto. For further information, with respect to the Company and the Common Stock, reference is made to the Registration Statement, and the exhibits and schedules thereto, which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Commission. For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission referenced above.

         The Company's Common Stock is listed for trading on The Nasdaq National Market ("Nasdaq") under the trading symbol "PHMX." Reports, proxy statements and other information about the Company also may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company hereby incorporates by reference (i) its Annual Report on Form 10-K for its fiscal year ended January 31, 1997, as amended by the Company's Annual Report on Form 10-K/A filed with the Commission on May 30, 1997; (ii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1997, July 31, 1997 and October 31, 1997; (iii) its Current Reports on Form 8-K dated October 6, 1997, October 27, 1997 and January 14, 1998, respectively; and (iv) the description of its Common Stock contained under (a) "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A filed with the Commission on January 19, 1996, and (b) "Description of Capital Stock" in the Company's Registration Statement on Form S-4 (Reg. No. 333-09187), as amended to date.

         All reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, subsequent to the date hereof and prior to any termination of the offering of the shares of Common Stock covered by this Prospectus are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of all documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Prospectus on written or oral request to PhyMatrix Corp., 777 South Flagler Drive, West Palm Beach, Florida 33401, Attn.: General Counsel, or by telephone at (561) 655-3500.


                                   THE COMPANY

         The Company is a multi-specialty physician management company that provides management services to the medical community. The Company also (i) develops medical malls, medical office buildings and health parks, both for its own account and for leading hospitals and health systems, and (ii) operates a multi-therapeutic site management organization operating multiple Phase I through IV research facilities conducting clinical research for pharmaceutical companies and clinical research organizations. The Company's primary strategy is to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. The Company affiliates with physicians by acquiring their practices and entering into long-term management agreements with the acquired practices and through the management of independent physician associations and specialty care physician networks by management service organizations in which the Company has ownership interests. Where appropriate, the Company supports its affiliated physicians with related diagnostic and therapeutic medical support services. The Company's medical support services include radiation therapy, diagnostic imaging, infusion therapy, home health care, lithotripsy services and ambulatory surgery.

         The Company's principal place of business is 777 South Flagler Drive, Suite 1000E, West Palm Beach, Florida 33401; and its telephone number at that address is (561) 655-3500. Unless otherwise indicated or required by the context, references to the "Company" include its consolidated subsidiaries.

                                 USE OF PROCEEDS

         The Shares of Common Stock offered by the Selling Stockholders are not being sold by the Company, and the Company will not receive any proceeds of the sale thereof.

                              SELLING STOCKHOLDERS

         The names of the Selling Stockholders, the number of Shares which may be offered from time to time by them under this Prospectus and information concerning any material relationships between the Company and the Selling Stockholders are set forth below and will be set forth as required in Supplements to this Prospectus or amendments to the Registration Statement. The Company issued the shares of Common Stock offered under this Prospectus in connection with the acquisition by the Company of Clinical Studies, Ltd. ("Clinical Studies") on October 15, 1997 (the "Acquisition"). The Selling Stockholders were the sole stockholders of Clinical Studies. To the Company's knowledge, the Shares which may be offered represent all the shares of Common Stock owned by the Selling Stockholders. If all of such Shares are sold, none of the Selling Stockholders will hold any shares of Common Stock. On January 13, 1998, there were 31,248,474 shares of Common Stock outstanding.


                                                        Number of Shares
Selling Stockholder                                   Which May Be Offered
-------------------                                   --------------------

BankBoston, N.A., as Trustee(1)............................ 903,352
Walter Brown(2).......................................... 2,442,756
Ronald Phillips as Trustee of
                  The Alexander Rothman 1993
                  Qualified Sub-Chapter S Trust(3)......... 769,702
Ronald Phillips as Trustee of
                  The Julie Rothman 1993
                  Qualified Sub-Chapter S Trust(3)......... 769,702
Michael T. Heffernan(4).................................... 318,793

-----------------

(1) BankBoston, N.A. serves as Trustee of the Fort Cake Trust for the benefit of Karen Rothman, the wife of Michael Rothman. Dr. Rothman served as a director of Clinical Studies and as its Treasurer from 1990 until the Acquisition and as its President from 1990 until 1994.
(2) Dr. Brown served as a director of Clinical Studies and as its Secretary from 1990 until the Acquisition.

(3) The Alexander Rothman, beneficiary of The Alexander Rothman 1993 Qualified Sub-Chapter S Trust, and Julie Rothman, beneficiary of The Julie Rothman 1993 Qualified Sub-Chapter S Trust, are the son and daughter, respectively, of Dr. Rothman.
(4) Mr. Heffernan has served as President of Clinical Studies since January 1994. In connection with the Acquisition, the Company's management has agreed to nominate Mr. Heffernan for election to the Company's Board of Directors.


                              PLAN OF DISTRIBUTION

         The Selling Stockholders may sell all or a portion of the Shares offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Stockholders may from time to time offer the Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and the purchasers of the Shares for whom they may act as agent. Pursuant to the Registration Rights Agreement dated October 15, 1997 (the "Registration Agreement") between the Selling Stockholders and the Company, until October 15, 1998, no more than 100,000 Shares may be sold pursuant to this Prospectus by any one Selling Shareholder (or by BankBoston, N.A., as Trustee, and Mr. Phillips, as Trustee, taken as a group) during any period of 30 consecutive days. In addition to the foregoing, pursuant to the Registration Agreement, during the first 30-day period in which Shares may be sold pursuant to this Prospectus, each of the Selling Stockholders shall be entitled to sell an additional 20,000 Shares.

         To the extent required, the aggregate principal amount of the Shares to be sold hereby, the names of the Selling Stockholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in any accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered by them hereby will be the purchase price of such Shares less discounts and commissions, if any.

         The Shares which may be offered hereby may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of the Shares or by agreement between such holders and underwriters or dealers who receive fees or commissions in connection therewith. In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

         The Selling Stockholders and any broker-dealers, agent or underwriters that participate with the Selling Stockholders in the distribution of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company is paying all expenses incident to the offer and sale of the Shares offered hereby by the Selling Stockholders to the public, other than selling commissions and fees.

                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of Common Stock being offered hereby will be passed upon by Nutter, McClennen & Fish, LLP, Boston, Massachusetts, counsel to the Company. Michael J. Bohnen, an attorney at Nutter, McClennen & Fish, LLP, is also Assistant Secretary of the Company.

                                     EXPERTS

         The consolidated financial statements of the Company for the fiscal year ended January 31, 1997 and the one-month period ended January 31, 1996 and combined financial statements of the Company for the year ended December 31, 1995 and for the period from June 24, 1994 (inception) through December 31, 1994, incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated October 6, 1997, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of said firm as experts in accounting and auditing.

         The combined financial statements of Clinical Studies Ltd. and Clinical Marketing Ltd. for the fiscal years ended December 31, 1996 and December 31, 1995, incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K dated October 6, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.